Exhibit 12.1

	YTD
	Proforma	YTD	Proforma		YTD
	Q3 2006	Q3 2006	2005	2005	Q3 2005	2004	2003	2002(1)	2002(s)(2)	2001
Fixed Charges:
Interest Expense
(incl Amortization of Debt Issuance Cost)	30,017	19,629	35,283	14,630	11,117	15,322	17,572	15,371	18,029	14,461
Rent Fixed Charge(3)	6,320	6,320	8,301	8,301	6,235	8,187	7,951	5,978	7,309	6,299
Capitalized Interest	114	114	25	25	12	66	133	30	72	710

Total Fixed Charges	36,451	26,063	43,609	22,956	17,364	23,575	25,656	21,379	25,410	21,470

Earnings:
Pre-Tax Income	6,366	(3,535)	23,811	47,288	33,702	34,116	28,820	10,486	23,747	31,968
Fixed Charges	36,451	26,063	43,609	22,956	17,364	23,575	25,656	21,379	25,410	21,470

Total Earnings	42,817	22,528	67,420	70,244	51,066	57,691	54,476	31,865	49,157	53,438

Ratio of Earning to Fixed Charges	1.17	0.86	1.55	3.06	2.94	2.45	2.12	1.49	1.93	2.49

(1)           Fiscal year ended March 26, 2002

(2)           Forty-week stub transition period ended December 31, 2002

(3)           Rent Fixed Charge = 33% of Rent Expense

	Total Rent	1/3 of Rent
Q3 2006	18,978	6,320
2005	24,927	8,301
Q3 2005	18,725	6,235
2004	24,587	8,187
2003	23,876	7,951
2002	17,953	5,978
2002s	21,950	7,309
2001	18,916	6,299